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This filing consists of a transcript of a conference call held on July 22, 2004 in connection with the release by Adolph Coors Company of its earnings for the second fiscal quarter of 2004.

        The following is a transcript of a conference call held by Adolph Coors Company on July 22, 2004:

Corporate Participants:

C: Leo Kiely, Adolph Coors Co.—President, CEO
C: Timothy Wolf, Adolph Coors Co.—CFO, VP
C: David Barnes, Adolph Coors Co.—U.S. CFO
C: Bob Reese, Adolph Coors Co.—Chief Legal Officer
C: Unidentified Company Representative, Adolph Coors Co.

Conference Call Participants:

P: Jeff Kanter, Prudential Equity Group—Analyst
P: Caroline Levy, UBS—Analyst
P: Andrew Conway, Credit Suisse First Boston—Analyst
P: Mark Swartxberg, Legg Mason—Analyst
P: [Christine Farkas], Merrill Lynch—Analyst
P: [Philippe], Credit Suisse First Boston—Analyst
P: Carlos Laboy, Bear Stearns—Analyst
P: Bryan Spillane, Banc of America—Analyst
P: Jim, Bear Stearns—Analyst
P: Marc Cohen, Goldman Sachs—Analyst
P: [Mark Greenberg], Deutsche Bank—Analyst

Presentation

        Operator: Good day, ladies and gentlemen, and welcome to the Adolph Coors Company 2004 second quarter earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then 0 on your touch tone telephone. As a reminder this conference call is being recorded. I would now like to introduce your host for today's conference, Mr. Leo Kiely, the President and Chief Executive Officer of the Coors Brewing Company. Sir, you may begin.

        Leo Kiely: Thanks Matt. Hello and welcome everybody. Thanks for joining us today. With me on the call today are Pete Coors, Tim Wolf, Peter Kendall, CEO of our Coors Brewing Limited Company, David Barnes, our U.S. CFO, Katie MacWilliams, CFO of Coors Brewers Limited, Ron Tryggestad, our Global Controller and Dave Dunnewald, (ph) our Investor Relations Director. Peter Kendall and Katie are in the U.K. The rest of the team is either here in New York or in Golden.

        On the call today, Tim and I will cover two topics with you, first, a discussion of Coors Brewing Company second quarter 2004 results and second, some perspective on the back half of this year for the Company and then we will open it up for questions. Earlier this morning we reported second quarter total Company net sales up 4.6% with gross margin and operating margin increasing against a relatively strong quarter a year ago. Modestly higher operating results were driven by improved pricing in our major markets, solid margin and profit growth in the U.K., continued strong performance of Coors Light in Canada and—and favorable foreign exchange rates. These positive factors were partially offset by the negative impacts of distributor inventory changes and higher costs in our Americas business versus a year ago. Consolidated net income decreased at $72.0 million or $1.90 per share, down 5.6% from $76.3 million or $2.09 per share a year ago. Our lower bottom line results were primarily due to a one-time reduction in our effective tax rate last year, as you will recall, and higher dilutive shares outstanding this year.

        Now, let's review the most important drivers in the second quarter results starting with our Americas segment. Pretax income for this segment was $90.8 million, up slightly from a year ago. The solid pricing and strong Canada performance that we achieved in this business were offset by the revenue and cost impact of wholesale inventory dynamics, along with higher transportation costs. Looking at our market results by line item: Our Americas sales to retail decreased 0.4% in the second quarter, more than all of this decline was the result of weakness in a handful of key markets. Sales to retail actually grew in five of our seven highest volume states, which collectively account for about half of our U.S. volume. Of these big states, STRs declined only in Pennsylvania and Texas, where we're working actively to address unique issues affecting those markets.

        Sales to retail in our remaining five big states, California, New York, New Jersey, Florida and Colorado grew nearly 4% in the quarter. We're particularly encouraged by our trends in California and New Jersey, where volume had been weak for over a year but where we saw a significant turn around in the quarter. Sales to retail were aided by the national roll out of Aspen Edge, which added approximately 2 percentage points of growth in the quarter. Aspen Edge is already our fifth largest U.S. brand after being national for only a couple of months. Feedback from consumers is very positive. Repeat/repurchase rates are strong and market research data shows that our advertising is working. In a few short months, the brand has established itself as the No. 2 low carb beer in the U.S. Keystone Light grew at low single digit rate in the quarter, while the Zima brand family bolstered by the introduction of the Zima XXX flavors grew at a low double-digit rate. We're encouraged by the rebound in the high margin Zima family, which had been declining for over three years before the brand relaunched earlier this year.

        Offsetting our growth from Aspen Edge, Keystone and Zima were declines in Coors Light, Coors Original and Killian's. Coors Light grew in many areas of the U.S., including three of our largest beer markets in the country, these gains however were offset by weakness in key markets—weaknesses in key markets, leading to an overall low single digit rate decline. Coors Original and Killian's both declined at low double-digit rates. Americas volume to wholesalers decreased 5.2% because of a 300,000 barrel year-over-year swing in distributor inventory patterns. Our sales to wholesalers in the second quarter were impacted because our distributors started the second quarter this year with inventories about 150,000 barrels higher than a year earlier and ended the quarter with inventories 150,000 barrels lower than a year ago, partly reflecting distributor confidence in our supply system.

        This combined 300,000 barrel inventory shift negatively impacted the second quarter of the Americas results by approximately $15 million year-over-year through lower sales and fixed cost to leverage. In Canada, our Coors Light business continues to perform well with pretax income growing 26.3% to $15 million in the second quarter driven by mid-single digit volume growth, higher pricing and a 2.6% depreciation in the Canadian dollar versus the U.S. dollar. America's net revenue per barrel increased 3.6% in the second quarter driven by three factors.

        First, about 220 basis points of U.S. pricing growth, second, roughly 90 basis points of brand and geographic mix, positive in the quarter. And third, 50 basis points related to strong results from our Coors Light business in Canada. Americas cost of goods per barrel increased 2.4% in the quarter. Several factors drove the majority of this increase. Most important, the sales volume declined caused by the changes in wholesale or inventory patterns versus a year ago resulted in a lack of fixed cost leverage.

        Second, outbound transportation costs were significantly higher than prior year with increased fuel costs and carrier pricing driven by new regulations and competitor dynamics in the transportation industry. Third, we saw a mixed shift toward more expensive packages, the results of growth in Zima and the introduction of Aspen Edge. These products, which are sold primarily in bottles, are higher cost, but remember also generate larger gross margins.

        Finally, our cost relating to the disposal of finished goods inventory were about $7 million higher than usual in the second quarter. These costs were in part the result of our focus on improving customer service through the first half of the year following our supply chain disruptions last year. To ensure high order fill rates, we deployed unusually high levels of inventory, particularly on our new products to our distribution system earlier in the year. While we did experience higher than usual losses of finished goods product, our distributors and we are pleased with the dramatic improvement in order fill rates this year and our inventories headed into Q3 are essentially back to normal seasonal levels. A portion of these cost increases were offset by continued improvements in operations productivity and by the new JV accounting rule.

        Marketing, G&A and administrative expense in the Americas increased 4.8% per barrel in the second quarter, about 3/4 of this increase was attributable to additional front end investments and sales and the introduction of Aspen Edge this year. With most of the balance related to information system costs. Turning now to results of our Europe segment, pretax income was $51.2 million, up 22% from a year ago. Overall, this was a solid second quarter for our Europe business with good volume performance against a big growth quarter a year ago and significantly improved margins in both our on-trade and off-trade businesses. Our Europe financial results in the second quarter were affected by an 11.6% year-over-year appreciation in the British pound against the dollar. Favorable exchange rates boosted European pretax income about $5.1 million and we gave about 1/3 of that back through higher interest expense on our pound denominated debt. Now, let's look at the Europe highlights for the quarter.

        In the second quarter we grew overall volume of our own and licensed U.K. brands at 0.8% with high single digit Carling growth, more than offsetting declines in other brands. This volume result was significant because it was overlapping an 8.1% increase a year ago that was in part driven by aggressive off-trade price discounting last year. Another volume headwind this year was the off-trade retail load-in ahead of the U.K. excise tax increase in late March that reduced second quarter Europe volume growth by about 200 basis points. Volume in our on-trade business, representing 2/3 of our Europe volume, increased more than 2% due to strong growth in Carling and Carling Extra Cold. On trade factor brand sales increased about $7 million in the second quarter with a positive impact on revenue but a small negative impact on margin because of a mix shift of factored sales toward lower margin customers. Our off-trade volume increased slightly in the quarter on the continued strength of the Carling brand.

        Cost of goods per barrel sold for our own brands, excluding factor brand sales, declined modestly in local currency versus a year ago driven by reduced contract packaging of our products by other brewers, lower maintenance costs and the new JV accounting rule. Marketing and general administrative costs and local currency increased about 9% primarily due to the new joint venture accounting rule, in addition to restructuring our sales organization. In other income in Europe, it decreased $1.7 million largely as a result of non-recurring gains in the sale of property a year ago. So, at this point I'll turn it over to Tim to review second quarter corporate and consolidated highlights and take a look at the balance of 2004. Timothy?

        Timothy Wolf: Leo, thank you and hello everybody. Continuing with our second quarter P&L, corporate interest expense was $16.9 million, $5 million lower than last year due to lower debt levels this year and $2.4 million of accelerated amortization fees last year related to the restructuring of some of our debt. This expense this year declined despite about $1.5 million of increased interest expense related to foreign exchange and $700,000 from new joint venture accounting rules. Speaking of debt, in the first half of this year, we made payments on our debt totalling about $168 million.

        As our previously announced asset modernization products this year, including the sale of our Cape Hill Brewery property, we are on track to achieve debt reduction in excess of $250 million and this does not include modernization products that we might pursue in the back half of the year. Two and a half years since we bought the U.K. business, we've made $648 million of debt principal repayments end of the second quarter, and this represents nearly 40% of our original CBL acquisition debt. Our effective tax rate was 32.0% in the second quarter, up from 25.8% a year ago and our effective tax rate was temporarily reduced due to the settlement of five years of tax audits. The full year impact of the tax rate reduced earnings by 19 cents per share in the second quarter. Speaking of the bottom line, second quarter net income for the Company was $72.0 million or $1.90 per share—per diluted share, down from $2.09 per share a year ago. Favorable exchange rates boosted our consolidated income by about $4 million pretax or 7 cents per share after tax.

        I'll preface the outlook section, as usual, by paraphrasing our Safe Harbor language, some of what we discuss now in the Q&A, may constitute forward-looking statements, actual results could differ materially from what we project today, so please refer to our most recent 10K and 10Q filings for a more complete description of factors that could affect our projections. Barring any non-U.S. GAAP measures we may discuss during the call, please visit our web site at www.Coors.com for reconciliation of these measures to the nearest U.S. GAAP results. We'll start by reviewing some factors that will affect the magnitude and timing of our earnings during the balance of 2004 by segment. Americas, our focus is solidly on re-invigorating U.S. volume growth, both of our portfolio in general and Coors Light specifically. The key summer selling holidays are important bellwether for our success in the year.

        The results of this year are so far mixed with STRs for the three weeks around Memorial Day up over 3%, while retail volume for the three weeks around July 4th were down about the same amount. To be successful, we will need to build momentum for the remainder of the summer. We have new creative for both Coors Light and Aspen Edge to air in the second half and are optimistic about programming around our NFL sponsorship. Goals have targeted initiatives designed to turn around trends in our core markets of Texas and Pennsylvania. The specific factors behind our declines in these two markets differ and so our approach to remedying this situation is tailored to address those factors. In the second half of 2004, we're expecting MG&A spend to trend higher due to foreign investments and sales efforts and support for Aspen Edge. Positive factors for the balance of the year include strong pricing in the U.S. and an expectation of continued solid performance in the business.

        Year-over-year inventory dynamics in the second quarter, as you heard earlier, impacted Americas results by about $15 million through lower unit volume and higher cost of goods sold. For the balance of the year, we believe the effects of inventory dynamics are largely behind us, while inventory patterns are hard to predict as we're still in the first year of our new supply chain systems. Wholesale customers taking advantage of our new ordering tools and more reliable product supply appear to be comfortable with lowered inventories than they have been in the past. Bottom line is we're more reliable. Finished goods losses were also a significant factor in the second quarter, accounting for year on year cost increase of approximately $7 million. While we believe this issue is largely behind us, we're still learning to use and optimize our new supply chain system and look for continued improvements.

        For the balance of the year we will continue to be impacted by increases in transportation rates, packaging material costs, which are often very hard to predict, always our operations team remains committed to offsetting inflation costs for a broad range of productivity initiatives. In Europe our pricing margin trends continue to improve within both the on and off-trade channels. This positive trend has been driven by modest pricing, less aggressive off-trade price discounting and reduced contract packaging of our brands by other brewers. On the other hand, we do foresee higher spending on overheads, including higher costs related to information systems and servicing on-trade growth and the U.K. rollout of Coors Fine Light Beer. Also, we believe that factored beer sales will continue to have a modest negative impact on profit in the second half of this year. In terms of company-wide factors, we anticipate that our 2004 effective tax rate will be in the range of 31% to 33%, up slightly from the 31.2% in 2003, primarily due to overlapping the one-time tax benefits of resolving five years of tax audits last year. As always, future events, including asset modernizations, could alter our tax rate outlook for 2004 and beyond. As I mentioned in our last call, we estimate that the new FIN 46 accounting standards will have no significant impact on our full year earnings. Above the bottom line, however, operating and pretax income will tend to be higher because the minorities owner shares of joint venture income is now included in these totals while in prior years only our share was included.

        The quarterly impact on cost of goods sold, MG&A and interest expense will also be significant and with a magnitude dependent on the performance of our container and Grolsch operating ventures.

Finally basic and diluted shares outstanding continues to trend higher so far this year due to the combination of options exercises and a higher stock price. With this over-view of the second half of 2004 following are a few additional quarter-specific factors to consider as we look ahead. In the third quarter in the U.K., we will be lapping very hot weather last year and a $3.5 million gain on the sales of the rights to our Hooper's Hooch brand in Russia, both of which boosted results a year ago. In the fourth quarter this year, results will be helped by several factors. First, we'll be lapping the declining U.S. sales to retail and additional supply chain costs of about $8 million in the fourth quarter of 2003. Second, we believe Aspen Edge will perform well during the holiday—late in the year, due to some seasonality that we expect in the low carbs category. Third, in the U.K., we anticipate volume acceleration in the off-trade due to relatively easy comparisons from the prior year. Fourth, we expect to book a one-time pretax gain of approximately $7 million in the fourth quarter from the sale of our Cape Hill Brewery property.

        And last, in total, if you net out all these factors, we anticipate the balance of the year to benefit from somewhat easier comparisons than we faced in the first half, particularly in the Americas in the fourth quarter. Let me turn it back to you, Leo, to wrap us up.

        Leo Kiely: Thank you. Thanks, Tim. In summary, our second quarter performance showed improving trends in key areas of the business. We were challenged by U.S. distributor inventory dynamics and difficult volume comparisons in the U.K. In the face of these challenges, our results represent a significant achievement.

        The global beer industry is the most dynamic and competitive that we have seen and with growing competition and accelerating consolidations in all levels. To succeed in this challenging environment, we must maintain our focus on the fundamentals that drive our business. In addition, we must broaden and strengthen our business on a global basis. With this imperative in mind we announced this morning our definitive agreement to merge with Molson. By combining these two great brewing companies, we're creating a stronger, more diversified Company that will have the organizational scale and financial strength to compete effectively on a consolidating global beer industry and to build value for our shareholders. We look forward to working on this together to realize the full potential of these two great companies. At this point, Matt, let's open it up for questions.

Q-and-A

        Operator: Thank you, sir. If you have a question at this time, please press the 1 key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Our first question comes from Jeff Kanter with Prudential Equity Group.

        Jeff Kanter: Good afternoon, gentlemen.

        Leo Kiely: Hi, Jeff.

        Jeff Kanter: Tim, is it—your prior guidance on the tax rate was 32 to 35 I believe, what's bringing it down to 31 to 33?

        Timothy Wolf: Well, one thing that you have to understand, Jeff, is—as we do these modernization projects and as you will recall we were successful in arranging a deal with a company called Trend Star to take on the challenge of procurring and managing our keg inventory.

        Jeff Kanter: Right.

        Timothy Wolf: And took in a significant amount of cash that makes our tax rate change. With the structure we've got, and I think we've gone through it almost every quarter since our acquisition of CBL, our tax rate is more volatile than it was when we were just the Americas. And—and that's—that's one of the reasons it's trending down.

        Jeff Kanter: Okay. What did the—what did the beer industry grow at in the second quarter? Do you have any—any indication? In other words, did you gain or lose share?

        Leo Kiely: I don't think we've seen—we're all staring at each other, I'm not sure we've seen June data yet. So, I really don't have a good handle on that this morning.

        Jeff Kanter: Okay. You know, you talked about costs, you know, there was some serious, there were some cost pressures, you have tough comps in the U.K. Your STRs seem like they're running flat quarter to date. I mean—we—there's—there's—there's no collar on your acquisition with Molson, so, earnings matter. Do you think you're going to be able to grow, you know, outside of a lower tax rate, do you think you're going to have an up second half or a down second half?

        Timothy Wolf: Well, you know, we're not going to give you guidance on that, but, you know, what I will say about the quarter is many of the—many of the negative things that impacted us in the quarter were relatively one-time events. The inventory shift was a huge impact in the quarter. The cost headwinds we faced in the quarter were unusually high. Largely on the basis of still settling down our—our new supply chain capability in the face of launching new products. So, you know, there is some optimism there, probably the—the most positive single number in the quarter in the U.S. was the pricing yield and if you look at the U.K., volume trends in the U.K. are very solid and they were just overlapping an unusually high quarter a year ago, again with some buy-in dynamics coming into this quarter, which we told you about last quarter, that sort of muted the performance even this year in the face of that.

        Jeff Kanter: And last question, and advertising in the quarter year-over-year, was it up or down in your expectations for the duration of the year? Thank you.

        Timothy Wolf: Up—up modestly for the year. It's up Coors Light and, of course, you've got Aspen Edge as an increment.

        Jeff Kanter: Okay, thank you.

        Timothy Wolf: You got it.

        Operator: Thank you. Our next question comes from Caroline Levy with UBS.

        Caroline Levy: Hi again, everybody.

        Leo Kiely: Hi, Caroline.

        Caroline Levy: Leo, I wondered if you could elaborate on the regional issues and what's going on in those, in Pennsylvania and Texas?

        Leo Kiely: You know, I missed the very end of your question. I think I got the gist—

        Caroline Levy: Sorry, if you could elaborate on Texas and Pennsylvania?

        Leo Kiely: Sure. Pennsylvania is—is sort of a perfect storm. We've got an industry issue going on, vis-a-vis the spirits business and this is the second year of that. I think you're familiar with that. On top of that is—is a very active low carb market, which, as you know, a very high share market for us. What we've done in Pennsylvania, in the face of that, was really a dual-pronged initiative. One is to bring special promotional items, particularly in the form of special packages, that are particularly tailored to the home D segment. As you know, it is a different distribution segment there, it's a different nature that's highly dependent on display. We're working hard at having unique items to go in there and compete more effectively At the same time, we've become much more aggressive on the on-premise trade in the PA and New Jersey markets. We're seeing a faster payback in Jersey, which you would kind of expect to see at this time of year. But the strategic concept is the same in both states. Long-term we'd expect that to pay off for us.

        Caroline Levy: And to clarify, is the spirits issue, is the Sunday sales being allowed now?

        Leo Kiely: That's exactly what I'm talking about, that's right.

        Caroline Levy: And I was wondering if you could comment on Texas—I mean do you ask any comments on that?

        Leo Kiely: Well, yeah, I was just taking a breath!

        Caroline Levy: Oh, sorry! No breathing allowed! [Laughter]

        Leo Kiely: You know, we faced—we face a really challenging competitive situation in Texas for going on a year now. This is—this is the most active low carb market, we see this as a low carb issue and as you know, in addition to Aspen Edge, we've taken in Coors Edge, it's a premium—the premium pricing and this is—this is frankly more about fixing Texas than it is trying to foreshadow a national launch of this brand. We just need to be more successful up against the 30 to 45, 50-year-old group that is—that has high appeal in the low carb business. That, in addition to, again, being very aggressive in young adult on-premise and the encouraging thing we're seeing in particularly North Texas is our C-store business begin to turn around and accelerate behind some young adult draws. So, but—but overall we're still—we're still facing a heavy low carb market there.

        Caroline Levy: And then I just wondered about your take on July 4th and why do you think—was the industry very weak or was it a share issue?

        Leo Kiely: We don't know yet. We're out there looking market to market ourselves. A great deal of variation around markets and, you know, I really don't—until I see a couple of weeks of data, I'm not going to have a good read on that.

        Caroline Levy: Okay, thanks so much.

        Leo Kiely: You got it.

        Operator: Thank you. Our next question comes from Andrew Conway with Credit Suisse First Boston.

        Andrew Conway: Hey, gentlemen.

        Leo Kiely: Hi, Andrew.

        Andrew Conway: A follow-up on—on the question on the market color, Leo when we spoke, you know, at the end of the first quarter, one of the—one of the adjectives you would use is it's still a little choppy. Memorial Day was strong, July 4th was weak. Any other characterization of consumer demand that—that you could present us?

        Leo Kiely: You know, I wish I had a crystal ball. And—and a—a clear explanation for you, Andrew. I will tell you that one of the things that we saw, you know, begin to materialize is some more aggressive discounting in key markets over the most recent holiday but I really don't have the, you know, the diagnostic shift to know exactly how much of an impact that was in the holiday period.

        Andrew Conway: Okay. And some of your DMAs, some of your key DMAs or just more broadly?

        Leo Kiely: Particularly the big supermarket markets. So, that would be California, parts of Texas and Florida.

        Andrew Conway: Okay.

        Leo Kiely: Look to us to be extremely aggressive.

        Andrew Conway: Okay. And if you look at—do you have a number as to how Coors Light did in the five of seven states where you had better results, in other words, excluding Pennsylvania and Texas, any sense for—for where STRs or shipment performance was?

        Leo Kiely: You know, Coors Light was solid in three out of four of those states that were growing. Four out of five—excuse me—David?

        David Barnes: Yeah, the five out of seven states where we said we had growth in the quarter for the overall portfolio, four out of those five big states, Coors Light was growing, as well.

        Timothy Wolf: In fact, driving the growth, which is exciting.

        Andrew Conway: Okay. And as you look at the back half of the year, with some of the action plans you have in place in Pennsylvania and—and Texas, what's your expectation on Coors Light's STR and shipment performance? I mean should we see tangible measurable improvement 3Q and 4Q or more evolutionary in improvement?

        Leo Kiely: You know, the pictures in PA and Texas are not overnight fixes. Let's be clear. The biggest part of the fix is going to come from new product, a mix of new products and—and heavy investment in the on-premise young adult segment and that takes longer to pay out. On the other hand, Andrew, there is a clear phenomenon going on that there will be a crossover point somewhere in the fourth quarter. And that is, it appears to us that the—it continues—the continued incursion of the low carb phenomena on our business has flattened, right? And that's going to come to a crossover point. So, the—the test of, you know, when you might see that, it's probably going to be sometime mid to late fourth quarter when a different dynamic might set up.

        Andrew Conway: Terrific. And one final question maybe for Tim. Just on the cost per barrel trends in the Americas, back half of the year, you know, and into '05, do we think it's continued to be manageable in the range we saw in—in 2Q or do we see a little bit a wider band on performance.

        Timothy Wolf: Andrew, as long as we have some of these freight and diesel fuel cost challenges with us, I think the band will be a little bit wider than we've seen in the past. Obviously volume, you know, leveraging volume has been part of the challenge, as well and—and so I think we're—we're encouraged, but, you know, the—the fuel cost is still—the commodity cost, fuel costs are a challenge. The fourth quarter you will recall last year we did have a significant amount of additional costs, even over and above any increased costs caused by fuel because of the supply chain anamolies. So, we will get something of a giveback if you will, an easier comp on the cost of goods in the fourth quarter, but I think overall we're going to be challenged because of the—the—the fuel costs.

        Andrew Conway: All right, thank you very much.

        Timothy Wolf: Yep.

        Operator: Thank you. Our next question comes from Mark Swartxberg with Legg Mason.

        Mark Swartxberg: Thank you, operator. Good afternoon, guys. I missed a portion of the call. Please tell me if you have gone over this.

        Leo Kiely: We have! [Laughter]

        Mark Swartxberg: I'm sorry. What's that?

        Leo Kiely: Go ahead, Mark, we're just teasing you.

        Mark Swartxberg: Oh. As it relates to the second quarter STRs in the U.S. could you elaborate a little bit further on the interquarter dynamic, I know you said July was weak, but if you could a sense order of magnitude, how the quarter progressed? I know you mentioned the retail numbers of up three early in the quarter—Memorial Day and down 3ish, but more color there would be helpful. And any color at all, I know there's not much here, but any color on how you're performing here in July?

        Leo Kiely: You want to rephrase that?

        David Barnes: You're going to have to rephrase your question. I didn't get the first part of your questions, I'm sorry, Mark.

        Mark Swartxberg: No problem. Looking for intra-quarter trends for STRs here in the U.S., a little more than what you commented on about Memorial Day and 4th of July—

        Leo Kiely: Mark, I'd say that, you know, it's way too early to give you a point of view on that. You know, we came into the quarter strong with Memorial Day, we went out of the quarter weak, you know, on the 4th of July. This—this continues to be the choppy signals I've seen in the beer market for the last several quarters. But we don't have much diagnostics yet on the—on the trends coming out of the 4th of July.

        Timothy Wolf: And, Mark, part of what's making this hard to read is the point that both Leo and I made about inventories. We had—the second quarter reflected overall, really an unprecedented amount of—of change versus prior year on inventory. I mean the—the total swing was—was roughly 300,000 barrels. So, you know, getting below that and understanding the underlying trends you really have to go to the markets as—as David and Leo did earlier to really understand what's going on. We're doing that market by market.

        Mark Swartxberg: Fair enough. Thanks, guys.

        Operator: Thank you. Our next question comes from Christine Farkas with Merrill Lynch.

        [Christine Farkas]: Thank you very much. Good afternoon, gentlemen.

        Leo Kiely: Good afternoon.

        [Christine Farkas]: I wondered if you could elaborate Leo on your revenue per barrel growth in the Americas. You mentioned 90 basis points of favorable brand and geographic mix and 50 basis points from positive Coors Light in Canada. With respect to the 90 basis points of positive brand mix, is that geography then referring to Puerto Rico or also other elements of Canada? And with respect to the brand, is that—what did Aspen Edge contribute as well as the—your new Zima brands in the quarter?

        Timothy Wolf: Yeah, Christine, thanks. You know, what's going on is—is a lot of pricing, helped us significantly in the second quarter. Price promotions pretty much under control. The—the two sources of mix, one is you have Zima XXX and Aspen Edge are quite profitable for us. Those gave us a lift. We also have a lift in the form of Japan, the cost of goods of our Zima in Japan is now lower. And that's given us a lift, as well.

        [Christine Farkas]: Would your overall brand mix in the U.S. then be positive for the quarter?

        Timothy Wolf: Slightly, yeah. Yeah.

        [Christine Farkas]: Great. And then the 50 basis points from Coors Light in Canada. Is that really reflecting a pricing issue or a country mix?

        Timothy Wolf: No, that's really more of the—the—the volume growth being much greater than the rest of our portfolio and that brings us up about a little bit about 7/10 of a percent overall.

        [Christine Farkas]: That's helpful. And if I could just follow up with another question with respect to trends, in your shared houses versus your non-shared houses, where there any different trends there? And could you comment on your national trends and on-premise and C-store channels? Thank you.

        Leo Kiely: You bet. No change each quarter. We take a look at the shared house versus—versus the rest of the system and it's still the same story. And we continue to show share gains on the C-store segment, which we're encouraged by. We think that represents a young adult male channel of choice.

The on-premise segment continues to be very challenging overall although it varies tremendously market to market.

        [Christine Farkas]: And it was your growth in C-stores generally up or just down by less than the rest of your business?

        Leo Kiely: No, it's—growth in the C-store channel would be up.

        [Christine Farkas]: Great, thanks a lot.

        Operator: Thank you. Our next question comes from Philippe [INAUDIBLE] from CSFB.

        [Philippe]: Yes, good afternoon, gentlemen. A few housekeeping items and one question for Tim if I may. Tim, do you have already some indications for the depreciation, amortization, CapEx and total debt at the end of the quarter, please?

        Timothy Wolf: At the end of the quarter?

        [Philippe]: Yep.

        Timothy Wolf: Our—our CapEx was about $37 million all in, which is a little bit—well, pretty—pretty much close to our depreciation. Our debt payoff, as I said, was $168 million, we ended the quarter, the net debt—if I remember the number exactly, about $1,140,000,000. So, we're continuing that downward trend at a very, very nice clip. And as I mentioned, without any modernization projects, we expect to add another at least another $90 million to that 168 balance of the year and to the extent we do modernization projects we'll bring it even more cash and reduce debt even further.

        [Philippe]: And since I just missed the cut-off for questions this morning, can I just squeeze in one question on—on the merger, please?

        Leo Kiely: Sure. You mean the merger of equals?

        [Philippe]: Yes, exactly. Sorry about that. That's exactly what I meant. Sorry! I mean if you look at the—at the current rating for Coors today, as you know, Moody's had a BAA 2 and S&P of a BBB plus. Now, the merger clearly gives you more critical mass and your colleagues mention this morning, clearly provides you with a platform to become a participant in—in the consolidation of the global beer market. Can you kind of share with us what your objectives are from a ratings perspective? I mean are you going to be happy to maintain the ratings you have today and use that incremental debt capacity to perhaps make acquisitions or would you rather like to see your ratings go up to a single A category or perhaps both?

        Timothy Wolf: You know, defining the universe in being specific is always a challenge. I will need to hit a couple of the high points. We would—when we come together, we will have debt cap ratio, especially based on—I'm just speaking from the Coors side now, the pace at which we're paying down debt on the Coors side, we have a combined debt cap of close to 40%, maybe a percent or two even below that, point one. Point two, you know, it's hard to talk about debt capacity with any level specificity without talking about the cost of that debt. I'm not going to do our friends at the rating agency's job by saying we can get an rating upgrade and we can have this much debt capacity. That's something they feed back to us. Clearly one of our challenges and our objectives, frankly, if my treasurer Mike Gannon and I didn't have the objective, I expect Leo to smack us, is to try to help to improve our rating over time. That takes performance, that takes consistency, it takes an absence of volatility and a good management of volatility and it takes a consistent track record of generating cash and putting that cash to high value, high return purposes. So, that—that's our mindset, our goal is high value projects going to be CapEx in some cases, correct. Are they going to be acquisitions, perhaps. You know, I think we've been very disciplined, I think Dan and his team have been very disciplined in how cash is put to work. We expect no less going forward.

        [Philippe]: So it's not like if you were to close the merger, let's say in the fourth quarter, as you indicated that early next year you might already start looking at acquisition opportunities, you're really going to first focus on integration and make sure that the rating agencies are happy with the progress here.

        Timothy Wolf: You're speculating on what we do. I think the—the objective day one would certainly be to look for cap synergies over and above what was we talked about this morning. And look for ways to further pay down debt and get ready to do good things with that cash, be it considering acquisitions or investing in Coors Light in Canada or investing in Molson brands in the United States.

        [Philippe]: Thank you very much, gentlemen.

        Leo Kiely: You're welcome. Thank you for the question.

        Operator: Thank you. Our next question comes from Anthony[INAUDIBLE] with Bear Stearns.

        Carlos Laboy: Yes, good afternoon. This is Carlos Laboy at Bear Stearns.

        Leo Kiely: Hey, Carlos.

        Carlos Laboy: Hello. Two questions, please. I one, I hoped you could comment on your distribution coverage of Aspen Edge relative to Coors Light? How much distribution you think might still be out there to fill in for—to fill in for Aspen Edge relative to Coors Light. And if it's close to one to one or if it's not one to one, how do you get there?

        Leo Kiely: You know, Carlos, I don't have the details of that sitting in front of me this morning. What I know is there is still significant distribution opportunities out there. Coors Light has—has extremely high distribution levels, virtually nationwide. What we have here is a brand, which is typical of our footprint, that's doing extremely well in—in many markets and there's still a significant opportunity in many other markets. So, our distribution and I do look at these numbers, believe it or not, weekly, but it has a very wide range to it and our team's out after it consistently and continuously. But suffice to say there's still plenty of opportunity out there.

        Carlos Laboy: Thank you. And a follow-up question: Could you expand a little bit on what's driving your New Jersey success? And are you seeing improvement just statewide throughout the whole state? Or is it just the New Jersey Shore issue? And do you expect spillover of this back to Pennsylvania after the summer ends?

        Timothy Wolf: You know, we really think about New Jersey and the New York market and the Philadelphia market. We're having more—say quick response success in the northern part of the state. It's—it's a very strong market for us. New York Metro is doing extremely well for us this year. Once we get into the summer. And that's very encouraging. The challenge in South Jersey, which is more the PA challenge, because it's the PA Shore, is—is more strategic and is going to take a longer time to come back on, although I will tell you our trends in Atlantic City are very encouraging, particularly on-premise and that's a really good sign for us.

        Carlos Laboy: Thank you.

        Operator: Thank you. Our next question comes from Bryan Spillane with Banc of America.

        Bryan Spillane: Hey, guys. Good afternoon, guys.

        Leo Kiely: Hi.

        Bryan Spillane: Just two really quick questions. The first, to follow-up on CapEx, Tim.

        Timothy Wolf: Yep.

        Bryan Spillane: Where—where are you planning it to be for the full year? And given, you know, the potential merger of equal—are you going to be suspending capital projects that you might have had in the books or on plan in the beginning of the year?

        Timothy Wolf: No, our CapEx discipline has been I think really good for a while and there would be no reason to suspend good, you know, value returning projects. The range that we're—that we're working in is a $220 to $235 million sort of range give or take. And that's—that's pretty much the track we're on. You know, we—we always have a really nice opportunity, thanks to Peter Kendall and his team, to invest more behind Carling Extra Cold, there may be some opportunities there to spend a bit more than we had expected but that would be a good reason to spend more. So, we're in that $220 to $235 million range right now.

        Bryan Spillane: Okay. Thanks. And Leo, if you could, just comment on—your sales force, if I understood it right, going into this year you were adding some more, you know, sales coverage, especially to cover the C-store channel and I thought also some reorganization of your sales force, as well?

        Leo Kiely: Yes.

        Bryan Spillane: Can you just talk a little bit about kind of where you stand in that process today and how effective you think it's been so far this year?

        Leo Kiely: Yeah, you'd have to characterize it as still locking into place. Leadership is in place, we have probably achieved 40% of the reorganization at this point in terms of the channel focus team. We're already seeing some wins in some key chain markets and I think it's safe to say that we're beginning to see the benefits of our increased coverage in the C-store channel, which is one of the big opportunities here. But I—but we're just, you know, we're just beginning to see the potential of what this can do for us.

        Bryan Spillane: Has—has it—has the pace of—of the reorganization moved slower than you thought it was? I guess I was under the impression that you thought you'd have it pretty well done for the summer, although I might have been mistaken.

        Leo Kiely: We're right on schedule. I think what we said is we'd implement as much as we could realistically before the summer season. During the summer we sort of lock down and stay focused and will get back in earnest after Labor Day and get back at it again.

        Bryan Spillane: Okay, great. Thank you.

        Leo Kiely: Thank you. Thanks for the question.

        Operator: Thank you. Our next question comes from Jim [INAUDIBLE] from Bear Stearns.

        Jim: Hi, guys. Quick question, very merger-specific. The voting agreement references that the—that the voting agreement entrants will vote against an alternative proposal, specifically what does that mean? Is there a specific trend proposal in mind? Or is that any and all proposals?

        Bob Reese: This is Bob Reese, Chief Legal Officer at Coors. It's any and all proposals.

        Jim: Okay. And—and one other quick question. Are there any bond holder approvals required for this transaction?

        Bob Reese: Technically, yes. But the bond holder approval are for notes that carry interest rates higher than current levels. So, if I could just put it this way, we hope that some of these bond holders tended their bonds back to us.

        Jim: Okay.

        Bob Reese: If you get my meaning.

        Jim: Okay. And is that—

        Bob Reese: I mean—That's not going to happen. I mean they're going to hold the bonds because of the returns that they have on these bonds. They do have the right to tender them back to us, but we don't expect them to.

        Jim: Right. Right. Does the same apply to Molson as well?

        Bob Reese: Cannot answer that.

        Jim: Okay. Very good. Thanks guys. Appreciate it.

        Leo Kiely: Thank you, Jim.

        Operator: Thank you. Again, if you have a question at this time, please press the 1 key on your touch-tone telephone. Our next question comes from Marc Cohen with Goldman Sachs.

        Marc Cohen: Hi, guys.

        Leo Kiely: Hi, Mark.

        Marc Cohen: One thing, the sales to retailers in the United States in Americas, is down .4. Is that the number we should use just for the U.S. business alone, just as a point of clarification?

        Timothy Wolf: Yes, it's very close.

        Marc Cohen: Okay. Then, Leo, can I ask you just to take a step back and think about the Coors Light brand, you know—in—in a broad sense and—and give us a bit of a state of affairs on this brand because I think you've kind of cut it—come at it a couple different—in a couple different cuts, but it's still a little fuzzy just as to exactly, you know, where you think the brand stands, what its challenges are, how it should be responding to the programs you put into place and kind of over what timeframe? I think just a step back for you to assess where that brand is and where the programs are might be very helpful.

        Leo Kiely: Let me try it in three pieces, Marc. One is you have, let's just call it low-carb impact, right? Two, you have specific investments against young adult males. And three, you have specific geographic issues at any given time, right? And number one there, was a discontinuity in the market. It started September 1 last year, almost to the hour, all right? And it was Labor Day weekend last year when the share shift took place in the category. And that very quickly went to a level and stayed there, okay? In fact, that discontinuity has shifted a little bit quarter-to-quarter, but pretty consistent since the fourth quarter last year. You know, what will happen, fourth quarter this year, is we'll see how that trend overlaps and how the impact on Coors Light overlaps. And clearly we haven't sat here and done nothing in that period. We've launched Aspen Edge. We've taken a major initiative in the Dallas/Ft. Worth market. But, you know, we'll see a new fundamental trend, particularly among the big domestic brands, reset sometime during the fourth quarter. It will be interesting to see how that dynamic plays through. You with me?

        Marc Cohen: Yep.

        Leo Kiely: Number two, underneath that, we've consistently continued to invest in our—in our young adult cohort and we believe we're being rewarded for that. We see it in channel growth, particularly the C-store growth. And we see it in the diagnostics of the brand itself, which continues to be very healthy, significantly healthier than it was three or four years ago, among your 29 through—21 through 29-year-old beer drinkers. We think that is good for the future of Coors Light. Number three is—you know, we watch our big share markets very closely. And in the fourth quarter and coming into the first quarter we were in battle grounds in the majority of those markets. As we described earlier today, we're still in a battleground, but in just two of those key markets and these are very high share markets and obviously it's—it's very important for us to stay focused and turn that dynamic around.

But in markets like California where we'd had a problem for going on two or three years, we're very gratified with that turn around and we're excited about the performance in New Jersey that turned around in the quarter. I think that's the way to peel the onion, Marc.

        Marc Cohen: And just to follow up on that, can you just distinguish or—or distinguish for us what it is you think is driving the upturn in the Coors Light brand in those five high share markets where you've really seen it? You know, what—what are the one, two or three things you think have really kindled that?

        Leo Kiely: Well, frankly that's where we spend our money.

        Marc Cohen: Okay.

        Leo Kiely: And where we're spending our money we're getting a good response for it. We do, obviously have, a significant national advertising plan. But as you know, we overlay with, again, significant overlays in our high-share markets and, you know, we're getting some good bounce on that, except in those two states, which I think have extraordinary issues.

        Marc Cohen: Great, thanks a lot, Leo.

        Leo Kiely: You got it!

        Operator: Thank you. Our next question comes from Lori Hahn with Deutsche Banc.

        [Mark Greenberg]: Hi, guys, it's Marc Greenberg.

        Leo Kiely: Hi, Marc.

        [Mark Greenberg]: My question relates to the pricing environment. I think it's hardest for us to see what's happening in C-stores and on-premise. The take home data shows a few promotional pockets. Leo or Tim I wondered if you could comment that a little bit and more specifically, is that limited to just the one channel, is pricing otherwise pretty consistent?

        Leo Kiely: Yeah, I think it is.

        [Mark Greenberg]: Okay. Great. And secondly. In light of that are you constructive on further pricing actions this year and how do you feel about the embattled pricing that the imports have provided here, especially Corona and your key markets?

        Leo Kiely: I think it's solid. I do.

        [Mark Greenberg]: And so with regards to the ability of the market to bear further pricing actions in the back half of the year?

        Leo Kiely: I—I—I haven't seen any—we haven't seen an indication that you've got price sticker shock on the business, so, we'd be confident.

        [Mark Greenberg]: Great. Thanks very much.

        Leo Kiely: Thanks, Marc.

        Operator: Thank you. Gentlemen, I'm showing no further questions at this time.

        Leo Kiely: Just in time, we were going to say one more! Matt, thank you very much. And thanks for being with us, everybody, today. Thanks for staying focused on the quarter. We appreciate that and thanks for those of you who were with us earlier. Thanks for being with us on our big announcement this morning. We're obviously very excited about the future. Talk to you again soon.

        Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may now all disconnect. Have a great day.

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